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NEWS	from	H. L. LANZET, INC.
12 Hull Street Oceanside, NY 11572 (212) 888-4570 • (516) 763-1668 Fax: (212) 888-4569 • (516) 763-1626

FOR IMMEDIATE RELEASE

CONTACT:	Greg Walling President & CEO Cabletel Communications (905) 475-1030	Herbert/DeeDee Lanzet H.L. Lanzet, Inc. (212) 888-4570

CABLETEL TO SELL DISTRIBUTION BUSINESS TO POWER & TELEPHONE SUPPLY COMPANY OF CANADA

MARKHAM, Ontario, February 27, 2004 — Cabletel Communications Corp. (AMEX: TTV; TSE: TTV), the leading distributor of broadband equipment to the Canadian television and telecommunications industries, announced that it has agreed upon terms for the sale of the assets of its distribution business to Power & Telephone Supply Company of Canada, a subsidiary of privately-owned Power & Telephone Supply Company, an independent worldwide distributor of material for the telecommunications and cable TV industries, headquartered in Memphis, Tenn. The sale, which will include the current inventory of the distribution business and the Cabletel name, is subject to a number of customary conditions, including completion of due diligence, the execution of definitive documentation and court approval in Ontario. Although no assurance can be given that the transaction will be consummated, the parties are seeking to complete the transaction on or before March 12, 2004. The purchase price was not disclosed.

Greg Walling, President and CEO of Cabletel, stated that “We believe that the proposed sale of Cabletel’s distribution business to Power & Telephone Supply Company of Canada will help to ensure the continued quality and service Cabletel’s customers and vendors have come to expect. We shall continue to evaluate the strategic alternatives with respect to Stirling, the Company’s manufacturing business, with a view toward enhancing benefits for our stakeholders.”

Cabletel Communications offers a wide variety of products to the Canadian television and telecommunications industries required to construct, build, maintain and upgrade systems. The Company’s engineering division offers technical advice and integration support to customers. Stirling Connectors, Cabletel’s manufacturing division supplies national and international clients with proprietary products for deployment in cable, DBS and other wireless distribution systems. More information about Cabletel can be found at www.cabletelgroup.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company’s business including its current liquidity crisis, weakness in the Company’s market, more restrictive payment terms from suppliers, requirements imposed by the Company’s creditors, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed time to time in the Company’s filings with the Securities and Exchange Commission.